Exhibit 99.2

The proposed intermediate pipelines transaction

Substantially all of the information presented below regarding the proposed acquisition of the intermediate pipelines from Holly Corporation is based on information provided to us by Holly Corporation in connection with the proposed acquisition of these assets.

OVERVIEW

On June 10, 2005, we announced that our board of directors had approved a proposed transaction for us to acquire Holly Corporation’s intermediate pipelines which connect its Lovington, New Mexico and Artesia, New Mexico refining facilities. The proposed transaction was also approved by our Conflicts Committee, which is comprised solely of independent outside directors. The intermediate pipelines consist of two parallel pipelines, an 8-inch and a 10-inch pipeline, which originate in Lovington, New Mexico and terminate at the Artesia refining facility. The pipelines are 65 miles in length and have a current aggregate throughput capacity of 84,000 bpd. The proposed intermediate pipelines transaction is being made pursuant to an option to purchase the intermediate pipelines granted by Holly Corporation to us at the time of our initial public offering in July 2004.

The proposed purchase price for the intermediate pipelines is $81.5 million, at least 90% of which will be paid in cash and the remaining amount through the transfer of our common units to Holly Corporation. We expect to use the proceeds of this offering as part of the financing for the cash portion of the proposed purchase price for the intermediate pipelines. For further detail on the financing of the proposed intermediate pipelines transaction, please read “—Financing.” Following the proposed transaction, we would expend approximately $3.5 million to expand the capacity of the intermediate pipelines to meet the needs of the previously announced expansion of Holly’s Navajo Refinery.

Except under certain circumstances, the proposed purchase and sale agreement with Holly Corporation for the intermediate pipelines would restrict our ability to sell the intermediate pipelines, and from repaying the notes offered hereby other than pursuant to their terms, prior to March 1, 2015.

In connection with the proposed intermediate pipelines transaction, we expect to enter into a 15-year pipelines agreement with Holly Corporation. Under this proposed agreement, Holly Corporation would transport on the pipelines 72,000 bpd of intermediate products that, at the agreed tariff rates, would result in minimum revenues to us of approximately $3.0 million per calendar quarter. This minimum commitment would increase each year at a rate equal to the percentage change in the producer price index, but would not decrease as a result of a decrease in the producer price index. For all barrels shipped in excess of 72,000 bpd up to and including 95,000 bpd, the tariff Holly Corporation would pay per barrel would be reduced from the full base tariff of $0.45 per barrel to $0.25 per barrel, except that for any non-Holly Corporation owned barrels shipped on the intermediate pipelines, the full base tariff would be due. The full base tariff would be adjusted each year at a rate equal to the percentage change in the producer price index. We may grant Holly Corporation a second mortgage on the intermediate pipelines to secure our performance under the proposed pipelines agreement. Additionally, Holly Corporation would have a right of first refusal to purchase the intermediate pipelines should we decide to sell them in the future.

DESCRIPTION OF THE INTERMEDIATE PIPELINES

The following table sets forth certain operating data for each of the intermediate pipelines that we propose to acquire. Throughput is the total average number of barrels per day transported on a pipeline, but does not aggregate barrels moved between different points on the same pipeline. The capacity of the intermediate pipelines is based on the throughput capacity for barrels of gasoline equivalent that may be transported in the existing configuration; in some cases, this includes the use of drag reducing agents. Holly Corporation is the only shipper on each of these pipelines.

					Year ended
					December 31,
					2004
		Approximate			Average	Average
	Diameter	length	Tariff(1)	Capacity	capacity	throughput
Origin and Destination	(inches)	(miles)	($/bbl)	(bpd)	utilization	(bpd)
Intermediate Product
Pipelines:
Lovington, NM to Artesia, NM	8	65	$.45	24,000	75%	18,052
Lovington, NM to Artesia, NM	10	65	$.45	60,000	61%	36,794

(1)	Represents the initial tariff rate under the proposed pipelines agreement. These tariffs are reduced in the event certain throughput levels are achieved.

For the year ended December 31, 2004, Holly Corporation accounted for all of the product volumes transported on the intermediate pipelines.

8” pipeline, from Lovington, NM to Artesia, NM. The eight-inch diameter pipeline was constructed in 1981. This pipeline is used for the shipment of intermediate feedstocks and crude oil from Holly Corporation’s Lovington, New Mexico facility to Holly Corporation’s Artesia, New Mexico facility.

10” pipeline, from Lovington, NM to Artesia, NM. The ten-inch diameter pipeline was constructed in 1999. This pipeline is used for the shipment of intermediate feedstocks and crude oil from Holly Corporation’s Lovington, New Mexico facility to Holly Corporation’s Artesia, New Mexico facility.

PROPOSED PURCHASE AND SALE AGREEMENT

We expect to enter into a purchase and sale agreement with Holly Corporation that would provide for the transfer of the intermediate pipelines to us. The closing of the proposed intermediate pipelines transaction would be subject to the following conditions:

†	the absence of any law, order or injunction prohibiting the proposed transaction;

†	the absence of any action or enactment of any law by any governmental entity that makes the completion of the proposed transaction illegal;

†	the expiration or termination of the applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;

†	the receipt of governmental consents required for each party to complete the proposed transaction;

†	the accuracy of Holly Corporation’s representations and warranties except as would not, in the aggregate, result in a material adverse effect upon Holly Corporation or the intermediate pipelines;

†	the accuracy of our representations and warranties except as would not, in the aggregate, result in a material adverse effect upon us;

†	the performance in all material respects of each party’s covenants and agreements required to be performed at or prior to the completion of the proposed transaction;

†	the receipt of the consent of our lenders under our credit agreement;

†	the results of any searches, surveys, tests or inspections conducted by us on the intermediate pipelines being, in our reasonable opinion, satisfactory;

†	four receipt of net proceeds in an amount sufficient to fund the cash portion of the proposed purchase price plus transaction costs from any source of financing acceptable to us;

†	the approval for listing by the New York Stock Exchange, subject to official notice of issuance, of our common units that we expect to issue to Holly Corporation in connection with the proposed transaction; and

†	fother customary closing conditions relating to the delivery of certain closing documents.

Either party would be able to terminate the proposed purchase and sale agreement in the event of:

†	any order by a governmental entity permanently prohibiting the proposed transaction;

†	a breach by the other party that would cause the failure of the conditions relating to the accuracy of representations and warranties or performance of covenants and agreements at the closing that had not been cured within 20 days of notice of the failure; and

†	the failure of the closing to occur within 90 days of the date of the proposed purchase and sale agreement.

In connection with our initial public offering and the assets contributed to us by Holly Corporation at that time, we entered into an omnibus agreement with Holly Corporation under which it agreed to indemnify us for ten years after the closing of our initial public offering against certain potential environmental liabilities associated with the operation of the assets and occurring before the closing date. Holly Corporation’s indemnification obligation under the omnibus agreement is subject to a $200,000 deductible and $15.0 million maximum liability cap, which also applies to any pre-existing environmental costs and liabilities associated with the intermediate pipelines that we expect to acquire in the proposed intermediate pipelines transaction. We would have ten years from the date of the proposed acquisition of the intermediate pipelines to notify Holly Corporation of any indemnification claims with regard to the intermediate pipelines. Under the proposed purchase and sale agreement Holly Corporation would agree to amend the omnibus agreement to increase the maximum liability cap for environmental claims with regard to the intermediate pipelines to $17.5 million. The first $15.0 million of the cap would apply to environmental costs and liabilities associated with both the intermediate pipelines and the assets contributed to us by Holly Corporation at the time of our initial public offering, while the cap between

$15.0 million and $17.5 million would apply only to environmental costs and liabilities associated with the intermediate pipelines.

Pursuant to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, we filed a Notification and Report Form with respect to the proposed intermediate pipelines transaction with the Antitrust Division of the Department of Justice and the Federal Trade Commission on June 2, 2005. As a result, the waiting period applicable to the proposed transaction will expire at 11:59 p.m., New York City time, on July 5, 2005, absent a second request from either of these agencies or its earlier termination.

PROPOSED PIPELINES AGREEMENT

In connection with the proposed intermediate pipelines transaction, we expect to enter into a 15-year pipelines agreement with Holly Corporation. The proposed pipelines agreement would be able to be extended by the mutual agreement of the parties, provided that any party desiring to extend the agreement provides the other party with at least 12 months written notice of its request to extend the agreement. For one year following the termination without renewal of the pipelines agreement, Holly Corporation would have a limited right of first refusal giving it the right to enter into a new pipelines agreement with us on commercial terms that substantially match the terms offered to us by a third-party. Holly Corporation would have a right of first refusal to purchase the intermediate pipelines should we decide to sell them in the future.

Under the proposed pipelines agreement, Holly Corporation would transport on the intermediate pipelines 72,000 bpd of intermediate products that, at the agreed tariff rates, would result in minimum revenues to us of approximately $3.0 million per calendar quarter. This minimum commitment would increase each year at a rate equal to the percentage change in the producer price index, but would not decrease as a result of a decrease in the producer price index. For all barrels shipped in excess of 72,000 bpd up to and including 95,000 bpd, the tariff Holly Corporation would pay per barrel would be reduced from the full base tariff of $0.45 per barrel to $0.25 per barrel, except that for any non-Holly Corporation owned barrels shipped on the intermediate pipelines the full base tariff would be due. The full base tariff would be adjusted each year at a rate equal to the percentage change in the producer price index. Holly Corporation’s minimum revenue commitment would apply only to the intermediate pipelines as of the closing date of the proposed transaction, and Holly Corporation would not be able to spread its minimum revenue commitment among pipeline assets we already own or subsequently acquire. If Holly Corporation fails to meet its minimum revenue commitment in any quarter, it would be required to pay us in cash the amount of any shortfall by the last day of the month following the end of the quarter. A shortfall payment would be applied as a credit in the following four quarters after Holly Corporation’s minimum obligations were met.

At Holly Corporation’s request, we would be required to use our commercially reasonable efforts to transport by pipeline each month during the term of the proposed pipelines agreement up to 72,000 bpd, subject to our common carrier duty to pro-ration capacity, where applicable.

If new laws or regulations are enacted that would require us to make substantial and unanticipated capital expenditures with regard to the intermediate pipelines, we would have the right to amend the tariff rates to recover our costs of complying with these new laws or regulations (including a reasonable rate of return). We and Holly Corporation would be required to negotiate in good faith to mitigate the economic costs associated with these new laws and to determine the amount of the new tariff rate.

Either party to the proposed pipelines agreement would be able to temporarily suspend its obligations during the occurrence of an event that is outside its control and renders its performance impossible for at least 30 days. An event with a duration of longer than one year would allow us or Holly Corporation to terminate the proposed pipelines agreement.

Holly Corporation would agree not to challenge, or to cause others to challenge or assist others in challenging, our tariff rates for the term of the proposed intermediate pipelines agreement. This agreement would not prevent other current or future shippers from challenging our tariff rates. At the termination of the agreement, Holly Corporation would be free to challenge, or to cause others to challenge or assist others in challenging, our tariff rates.

During the term of the proposed pipelines agreement, we would agree not to reverse the direction of the intermediate pipelines or to connect any other pipelines to the intermediate pipelines without the consent of Holly Corporation. Holly Corporation would have the right to reverse the direction of either intermediate pipeline, so long as Holly Corporation agrees to reimburse us for the additional costs and expenses we would incur as a result of changing the direction of either intermediate pipeline and to pay a flow reversal rate of $0.45 per barrel for any product shipped in a reversed direction on either intermediate pipeline. Such flow reversal rates would be adjusted each year at a rate equal to the percentage change in the producer price index.

Holly Corporation’s obligations under the proposed intermediate pipelines agreement would not terminate if Holly Corporation and its affiliates no longer own our general partner. The agreement would also be assignable by Holly Corporation only with the consent of our Conflicts Committee, which consent would not be unreasonably withheld.

If we enter into the proposed pipelines agreement and Holly Corporation does not extend the agreement or enter into a new pipelines agreement with us on substantially similar or better terms for us, our financial condition and results of operations may be adversely affected. If we consummate the proposed intermediate pipelines transaction, we would purchase the intermediate pipelines primarily to service Holly Corporation’s refining needs at its Lovington, New Mexico and Artesia, New Mexico refining facilities. Because the intermediate pipelines are well-situated to suit such refining needs, we would expect Holly Corporation to extend the proposed pipelines agreement or enter into a new pipelines agreement with us. However, we cannot assure you that Holly Corporation would continue to use the intermediate pipelines or that we would be able to generate sufficient revenues from third parties should Holly Corporation not extend the proposed pipelines agreement or enter into a new pipelines agreement with us.

From time to time Holly Corporation considers changes to its refineries. Those changes may involve new facilities, reduction in certain operations or modifications of facilities or operations. Changes may be considered to meet market demands, to satisfy regulatory requirements or environmental and safety objectives, to improve operational efficiency or for other reasons. Holly Corporation has advised us that although it continually considers the types of matters referred to above, it currently does not intend to close or dispose of the refineries currently served by the intermediate pipelines or to cause any changes that would have a material adverse effect on us. Holly Corporation is, however, actively managing its assets and operations, and, therefore, changes of some nature, possibly material to us, are likely to occur at some point in the future.

NO HISTORICAL FINANCIAL INFORMATION

Historically, the intermediate pipelines we propose to acquire from Holly Corporation have been operated as part of its more extensive transportation, terminalling, crude oil and refined and intermediate products operations. As a result, Holly Corporation has not maintained complete and separate financial statements for these assets.

FINANCING

The proposed purchase price for the intermediate pipelines is $81.5 million, at least 90% of which would be paid in cash and the remaining amount through the transfer of our common units to Holly Corporation. We intend to fund the cash portion of the proposed purchase price principally from the proceeds of a private sale of up to 1.2 million of our common units to institutional investors, as well as from the proceeds of this offering. We also may finance a portion of the purchase price from existing working capital. In connection with the proposed intermediate pipelines transaction, we also anticipate amending our existing credit agreement to allow for the proposed transaction as well as amend certain other provisions of our existing credit agreement subject to the consent of a majority of our lenders. We currently do not have any amounts borrowed under our credit agreement. Based on preliminary discussions with our agent bank, we believe we can successfully amend our credit agreement. However, there can be no assurance that sufficient financing can be arranged, our bank credit agreement will be amended or that the proposed intermediate pipelines transaction will occur. The sale of the notes offered hereby is not conditioned on the consummation of the proposed transaction, the amendment of our credit agreement or the private equity financing. In the event the proposed intermediate pipelines transaction is not consummated, the proceeds from the notes offered hereby may be used for general partnership purposes, including future acquisitions.